Exhibit 4.13

Execution Copy

STRICTLY CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into as of October 17, 2019 (the “Effective Date”), by and between Cosmo Technologies Ltd., a company duly incorporated and existing under the laws of Ireland, with registered offices at Riverside II, Sir John Rogerson’s Quay, Dublin 2, Ireland (“Cosmo”) and RedHill Biopharma, Inc. a Delaware corporation, having an address at 8045 Arco Corporate Drive, Suite 120, Raleigh, North Carolina 27617 and all Affiliates thereof (“RedHill”). Cosmo and RedHill each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS,  Cosmo represents that it is the sole and exclusive owner of and has the right to grant a license to RedHill in respect of the Licensed Intellectual Property and Technology (as defined below),  all on the terms set forth below;

WHEREAS,  Cosmo wishes to license to RedHill all Cosmo's rights in and to the Product (as defined below), including all Licensed Intellectual Property and Technology, and RedHill wishes to receive such license from Cosmo,  to develop and commercialize Product for all indications and for all uses, all on the terms set forth below; and

WHEREAS, the license to be granted shall be granted on an exclusive basis all as more fully set out below.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.         DEFINITIONS

1.1        For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a person means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) of the other organization or entity or by contract relating to voting rights or corporate governance, or otherwise.

“Bankruptcy Event” means a company (i) becomes insolvent or admits inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within [***]

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or is not dismissed or vacated within [***] after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

“Business Day”  means  a day that is not a Saturday or Sunday or any other day on which banks in the United States and/or Israel are authorized or required by law to be closed.

“Field of Use” means any and all indications and uses, including therapeutic, diagnostic and other human and/or animal uses.

“Full Royalty Term” means the period commencing on the Effective Date and ending on the later of:

(i)         [***]

(ii)       the expiration of any [***]with respect to [***].

“Generic Product” means, with respect to the Product, any product that (a) is sold by a third party (i.e., other than RedHill) that is not a Sublicensee of RedHill, under a Regulatory Approval granted by a Regulatory Authority to a third party; (b) is approved for one or more indications that are the same as one or more of the indications for which the Product is approved; and (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of the Product as determined by the applicable US Regulatory Authority, including any product authorized for sale in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively).

“Intellectual Property”  (i) all pending, registered, unregistered, and common law U.S. trademark applications and trademarks, service mark applications and service marks, domain name registrations, designs, logos, and trade dress, including the goodwill related to the foregoing, and all registrations thereof (“Trademarks”); (ii) all names, brand names, business names and logos and all other names and slogans (“Trade Names”); (iii) all copyrights in published and unpublished works of authorship, and all copyright registrations and copyright applications therefor, together with all restorations, reversions, extensions and renewals thereof (“Copyrights”); (iv) trade secrets; (v) rights in trade dress and packaging; (vi) shop rights; (vii) inventions and invention disclosures; (viii) rights in industrial designs; (ix) software; and (x) all other intellectual property rights, whether granted or registered or not.

“Know-How” means all technology, assets, intellectual property and know-how whatsoever and all information whether patentable or not and physical objects, including clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation and formulation information of a like nature (except information related to manufacturing).

“Licensed Know How” means all right, title and interest of Cosmo and/or its Affiliates in and to Know-How that is necessary and/or useful in any way whatsoever for the development and/or commercialization of the Product in the Field or otherwise related to the Product (but not related to the manufacturing) that is otherwise necessary for RedHill to commercialize the Product or any product derived from the Licensed Intellectual Property and Technology, including Product data,

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Product-related results and information, all to the fullest extent known to, generated by, vested in (or licensed to) and/or controlled by Cosmo and/or any of its Affiliates.

“Licensed Intellectual Property” means all right, title and interest of Cosmo and/or its Affiliates in and to Intellectual Property, including the Patents, that is necessary and/or useful in any way whatsoever for the development and/or commercialization of the Product in the Field, all to the fullest extent known to, generated by, vested in (or licensed to) and/or controlled by Cosmo and/or any of its Affiliates, including the Licensed Intellectual Property listed in Annex A of this Agreement.

“Licensed Intellectual Property and Technology” means the Licensed Know-How and the Licensed Intellectual Property.

“Net Sales” means the amounts (cash or equivalent to which value can be assigned) actually received by RedHill or its Affiliates in respect of the sale of a Product by RedHill or its Affiliates, less, and following recovery of, the following items (collectively, the “Recognized Deductions”):

(i)   allowances or credits granted to and taken by customers (including wholesalers) including for damaged product, rejections, returns (including as a result of recalls), in respect of inventory management and stocking allowances and prompt payment and trade, cash and volume discounts;

(ii)  amounts incurred resulting from government (or any agency thereof) mandated rebate programs;

(iii) taxes (but excluding taxes that RedHill or its Affiliates may have to pay on its revenues);

(iv) rebates, charge backs and discounts paid or credited; and

(v)   any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with generally accepted accounting principles.

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or one of its Affiliates to another Affiliate of RedHill or to a Sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by RedHill or such Affiliate in respect of the Product (subject to the adjustments set forth below) as sold by the Affiliate or Sublicensee to independent third-parties, less the Recognized Deductions.

 “Patents” means the patents and patent applications listed in Annex A, as well as such other Product-related (i.e., patents and patent applications that are necessary and/or useful in any way whatsoever for the development and/or commercialization of the Product in the Field) (a) U.S. patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, (c) any patents issuing from any applications filed after the Effective Date and that claim priority from any of the aforesaid patents or patent applications or from which any of such patents or patent application claim priority.

“Product” means  AEMCOLO –  a rifamycin antibacterial indicated for the treatment of travelers’ diarrhea - as currently approved by the FDA - caused by noninvasive strains of Escherichia coli in adults, in all formulations, doses, forms and combinations whatsoever for human and animal use,

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the use, offer for sale, sale or importation of which by RedHill would, but for this Agreement, infringe a Valid Claim in a jurisdiction in the Territory where such a Valid Claim exists.

“Regulatory Approval” means approval by the US FDA of an NDA (New Drug Application), or the equivalent application for marketing approval, and satisfaction of any related applicable US FDA registration and notification requirements (if any).

“Regulatory Authority” means the US FDA.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Products to be assigned, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Regulatory Exclusivity” means, with respect to any country, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country which confers an exclusive commercialization period during which RedHill or its Sublicensees have the exclusive right to market, price, and sell the Product in such country through a regulatory exclusivity right, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

“Sublicense” means a sublicense from RedHill to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses.

“Territory” means the United States of America and territories under its control.

 “Valid Claim” means an unexpired claim in (i) an issued and unexpired Patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for appeal, and which has not been disclaimed, donated to the public or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (ii) an issued and unexpired supplementary protection certificate or equivalent instrument.

1.2        Interpretation.  As used in this Agreement, any reference to gender shall include all genders and any reference to the plural shall include the singular, and the singular shall include the plural. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to in this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit, annex and schedule references are references to the annex, articles, sections, paragraphs, exhibits, annexes, and schedules of this Agreement, unless otherwise specified.  The

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captions contained in this Agreement are for convenience only and shall not be deemed a part hereof or affect the interpretation or construction of any provision hereof.

2.         LICENSE GRANT

2.1        Scope of License.  Cosmo hereby grants to RedHill an exclusive (including as to Cosmo itself), irrevocable, perpetual license under the Licensed Intellectual Property and Technology and Cosmo’s acquired marketing rights, for the purpose of developing, commercializing, using, selling, offering for sale and importing (but not manufacturing) Products, in the Field of Use, including through multi-tiered distribution channels  (the “License”). Without derogating from the foregoing, Cosmo grants to RedHill an exclusive (including as to Cosmo itself) license to use Cosmo’s Aemcolo trademarks on and with respect to the Product in the Territory  (all of which are as listed in Annex A as well).

2.2        Sublicenses. The License is Sublicensable (and further Sublicensable, including through multiple tiers) in whole or in part, to third parties (including RedHill’s Affiliates) in accordance with the terms of this Agreement.  The granting of Sublicenses to RedHill’s Affiliates shall be at RedHill’s sole and exclusive discretion and the granting of Sublicenses to non-Affiliates shall be subject to the consent of Cosmo which shall not be unreasonably withheld, conditioned or delayed.  RedHill shall be responsible for the performance of the Sublicensee of all obligations imposed under the terms of this Agreement. RedHill shall provide Cosmo with a copy of any executed sublicense agreement within [***] of its execution.

2.3        Registration. RedHill shall have the right, on its own account and at its own expense, to register as the exclusive licensee of the rights in and to the Licensed Intellectual Property and Technology in the Territory and Cosmo shall execute all documentation reasonably requested by RedHill and otherwise cooperate with RedHill in order to ensure such registration.

2.4        Limitations on Other Licenses. During the term of this Agreement, Cosmo shall not, without RedHill’s prior written consent, grant any rights or licenses to any of the Licensed Intellectual Property and Technology, or transfer any data or know-how to any third party that conflict with the rights granted to RedHill under this Agreement in the Territory.

2.5        Governmental Authorities.  As between the Parties, all regulatory matters regarding the Product, including without limitation, all filings in connection therewith, shall be the obligation and responsibility solely of RedHill, Notwithstanding the foregoing, Cosmo shall promptly provide Redhill with copies of all communications received from any Regulatory Authority concerning the Product.

2.6        Additional Products.  [***]

2.7.1    [***]

2.7.2    [***]

2.7.3    [***]

3.         DATA AND PRODUCT TRANSFER; MANUFACTURE AND SUPPLY

3.1        Know-How.  Within [***]days following the Effective Date, Cosmo will (i) transfer to RedHill the Licensed Know-How and all information relating thereto, and copies of external

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service and other contracts and documentation, information and correspondence relating to the development, marketing approval, marketing and other commercialization of Product, The information and data detailed in this Section 3 shall be provided in either hard or electronic copies, at Cosmo's discretion. Following the Effective Date, Cosmo will, at no cost to RedHill, provide RedHill with all additional information under its control relating to the Product, including commercially reasonable assistance in replying to inquiries by RedHill in respect of the information and data provided and exercise of the License and otherwise in connection with the development of the Product.

3.2        General Assistance.  Following the Effective Date and throughout the development process,  Cosmo will, at no cost to RedHill, provide RedHill with commercially reasonable general assistance, cooperation, information, guidance and the like, including provision to RedHill of all available documents, instruments, information, support and reports requested by RedHill in connection with the exercise of the License and otherwise in connection with development and commercialization of the Product, including making its employees available for consultation and in replying to inquiries by RedHill in respect of the information and data provided and cooperation with RedHill and support of RedHill's submissions of Products for approval with any and all Regulatory Authorities.

3.3        Manufacture and Supply.  Within [***]from the execution and delivery of this Agreement, RedHill and Cosmo shall execute and deliver an agreement pursuant to which Cosmo shall manufacture, primary and secondary package, label and supply the Product to RedHill for sale in the Field of Use and Territory on terms to be agreed in such agreement (the "Supply Agreement").  Subject to the provisions of the Supply Agreement, which shall include customary provisions including related to insurance, quality, timelines,  RedHill shall purchase one hundred percent (100%) of its requirements of Product from Cosmo, and Cosmo shall exclusively supply the Product for use in the Field of Use in the Territory to RedHill, all as further defined in the Supply Agreement. Cosmo shall supply the Product [***]and payment shall be made by RedHill within [***]from delivery.  [***]Within a timeline following the Effective Date to be specified in the Supply Agreement, Cosmo shall supply to RedHill [***].

3.4        Cosmo shall supply [***]packaged samples of the Product [***].

4.         COMMERCIALIZATION

4.1        Promotional Activities. During the term of the Agreement, RedHill shall be responsible for all aspects of the commercialization of the Product for the Field in the Territory, including the promotion, sales, booking of sales, marketing, managed care, reimbursement, FDA, pricing, regulatory compliance and reporting, pharmacovigilance.

4.2        RedHill shall use commercially reasonable efforts to market, promote and sell the Product in the Territory at its own cost. For the sake of this Section 4 “commercially reasonable efforts” shall be evaluated with reference to the class of products to which the Product with its relevant indication pertains and shall mean a level of effort consistent with that applied in the Territory by RedHill, or peer companies of the same size and with the same available resources, for other products with similar potential, characteristic features, target indication and competitiveness.

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4.3        RedHill shall use commercially reasonable efforts to obtain reimbursement for the Product in the Territory at its own cost. RedHill shall launch the Product in the Territory by [***], provided Cosmo timely supplies the Product in sufficient quantities and adequate quality.

4.4        RedHill shall not promote or market in the Territory [***].

4.5        RedHill shall, provided Cosmo timely supplies the Product in sufficient quantities and adequate quality, reasonably fill market demand for the Product following commencement of marketing at any time during the term of this Agreement.

4.6        During the Full Royalty Term RedHill will commercialize the Product utilizing its sales force at any time in accordance with a Commercialization Plan which shall include number of sales reps to be utilized for the Product,  number of product details per quarter, bonus plan and annual marketing budget, physician targets, sample requirements, managed care coverage, wholesaler distribution plan and other details (the “Commercialization Plan”).  Within [***] following the Effective Date,  RedHill shall use commercially reasonable efforts to prepare and submit to Cosmo [***].  [***] RedHill shall update the Commercialization Plan every year within October 31,  taking in consideration the performance of the Product and its eventual additional indications. Cosmo shall have an opportunity to comment on such updated Commercialization Plan submitted by RedHill and RedHill will consider in good faith all such comments.

4.7        In implementing the commercialization of the Product and otherwise exercising its rights and fulfilling its obligations under this Agreement, RedHill shall have full discretion with respect to its own level of expenditure of resources, except as otherwise expressly set forth herein or in the Commercialization Plan. RedHill may engage third parties to the performance of RedHill's obligations hereunder. [***]

4.8        Promotional Materials.  Cosmo shall provide RedHill in a timely manner, but no later than [***] following the Effective Date, with the electronic and physical advertising, promotional, educational, training and communication materials in its possession in relation to marketing, advertising and Promotion of the Product to Third Parties including market research, web/internet-based material and other relevant background material potentially helpful for planned commercialization of the Product in the Territory (“Promotional Materials”). In addition, Cosmo shall provide RedHill with any and all Promotional Material related to promotion/commercialization activities done by Cosmo [***] and shall assign to RedHill and provide RedHill with full access in all respects to any [***]/s used by Cosmo for the promotion of the Product in the Territory, including the assignment of related agreements, and will assist RedHill in assuming full promotional/commercialization activities and responsibilities related to such [***].

4.9        Statements. Each Party shall make, and shall permit its representatives to make, only such statements and claims regarding the Product, including as to efficacy and safety, as are consistent with the product labels and inserts and other promotional materials.  Without limitation to the foregoing, each Party shall not, and shall not permit its representatives, to make any untrue or misleading statements or comments about the Product, and/or take any action that jeopardizes or could reasonably be expected to jeopardize the goodwill or reputation of the other Party or its products, including the Product.

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5.         FURTHER DEVELOPMENT

5.1        RedHill acknowledges that the Product is already approved in the Territory for Travelers’ Diarrhea and that marketing of the Product shall commence immediately under this indication. RedHill also acknowledges that Cosmo is currently [***]. Further, RedHill acknowledges that Cosmo is [***].

5.2        RedHill acknowledges that, to [***].

5.3        Reasonably soon after the successful completion of the [***],  RedHill shall be in charge of conducting [***].  The [***]. The costs [***]. In this respect, RedHill acknowledges that [***].

5.4        RedHill shall be the primary Party responsible for regulatory matters in the Territory. RedHill shall therefore obtain and maintain all Product Regulatory Approvals in the Territory. RedHill will ensure that such Product Regulatory Approvals are kept in force at its own expense during the term of the Agreement, and will notify Cosmo of any change in the status of the Product Regulatory Approval.

5.5        RedHill shall adhere to all requirements of applicable laws, rules and regulations which relate to reporting and investigation of adverse events for the Product and shall be responsible for reporting all safety information, including adverse events, to Regulatory Authorities in the Territory in compliance with such requirements. Cosmo shall report promptly to RedHill any adverse event reports it receives related to the Products.

5.6        RedHill shall be responsible for responding to any correspondence or inquiry from any regulatory authority in the Territory relating to the Product.

5.7        RedHill shall perform the responsibilities of the Marketing Authorization Holder in the Territory for the Product.

5.8        Within [***] following the Effective Date, RedHill and Cosmo will set up an [***] comprising members of both Parties with a goal of [***]the Product,  [***] as discussed above  (the “[***]”). Within [***] following the Effective Date, RedHill will present to Cosmo a [***] for execution by the Parties (“[***]”).

5.9        Following presentation of the [***], the Parties will discuss, in good faith, the [***]. Neither Party shall commit or undertake to accept and/or execute against the proposed [***] unless and until a joint [***] is reached between the Parties.

5.10      In case of disagreement over the [***] for any reason whatsoever,  the Parties will escalate the issues to senior management and eventually CEOs, with the perspective of finding a mutually acceptable path. Should the disagreement persist, there shall be no liability of either Party in the event of no further [***].

5.11      Any future Intellectual Property and Know-How regarding the Product, including any Intellectual Property and Know-How arising from[***], shall be owned by Cosmo and included in the License granted hereunder with no further consideration payable by RedHill.

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6.         TRADEMARK LICENSE

6.1        Cosmo hereby grants RedHill the royalty-free right to use the Aemcolo trademark (the “Product Trademark”) in the Territory during the term of this Agreement solely in connection with the commercialization of the Product.

6.2        Whenever RedHill uses the Product Trademark in advertising or in any other manner in connection with the Product, RedHill shall, subject to relevant laws and regulations, clearly indicate Cosmo ownership of the Product Trademarks. When using the Product Trademarks under this Agreement, RedHill undertakes to comply with all laws and regulations pertaining to trademarks in force at any time in the Territory.

6.3        RedHill shall, to the extent permitted by applicable laws, ensure that the Product Trademarks appear in marketing materials, in such manner as is reasonably determined by the Parties.

7.         JOINT STEERING COMMITTEE

7.1        Within [***] following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) comprised of up to four (4) members with up to two (2) members being appointed by Cosmo, of which one shall be the “Cosmo Project Leader”, and up to two (2) members being appointed by RedHill, of which one shall be the “RedHill Project Leader”. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Each Party may remove any member appointed by it for any reason or no reason and appoint another member in his or her stead. Any appointment or removal shall be notified to the other Party in writing.

7.2        The JSC shall be responsible for ensuring full cooperation between the Parties in implementing this Agreement and for monitoring compliance with the Agreement and the Commercialization Plan. The JSC shall discuss, inter alia, marketing, promotion and sales strategy for the Promotion of the Product in the Territory.

7.3        The Cosmo Project Leader and the RedHill Project Leader (collectively, the “Project Leaders”) shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the JSC, and any other sub-committees or teams that the JSC may appoint or constitute.

7.4        The JSC shall hold meetings at such times and places as agreed between the members of the JSC. The JSC may conduct meetings in person or by teleconference or videoconference or other means. Each Party shall only be responsible for its own costs related to the JSC and meetings. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes.  At and between meetings of the JSC, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement and shall make themselves available to the other members of the JSC for communication purposes.

7.5        At each JSC meeting, at least one (1) member appointed by RedHill and one (1) member for Cosmo present in person, by teleconference or videoconference or by other means shall constitute a quorum. Each Party shall have equal voting power, whether represented by one or two

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committee members, on all matters before the JSC and, unless specifically determined otherwise herein: provided, however, that in the case of a tie-vote, RedHill shall have the deciding vote.

7.6        Each Party shall be entitled to appoint up to two (2) non-voting observers to the JSC.  Furthermore, by mutual consent of the members appointed by both Parties, such consent not to be unreasonably withheld, conditioned or delayed, either Party may invite other personnel to attend appropriate meetings of the JSC.

7.7        The JSC may act without a meeting if prior to such action the JSC members agree regarding such action and a written consent thereto is signed by all members of the JSC.

7.8        The JSC may amend or expand upon the foregoing procedures for its internal operations by unanimous written consent.

7.9        The JSC shall not have any power to amend this Agreement or bind or incur liability on behalf of either Party hereto without such Party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.

7.10      Notwithstanding the regular meeting schedule of the JSC, a meeting of the JSC may be called by either Party on ten (10) days written notice to the other, unless such notice is waived by the other Party. In the event of any meeting called pursuant to a notice under this Section 7.10, the Party calling the meeting shall provide with the notice an agenda for the meeting together with the information that such Party believes is relevant for the items to be discussed. Neither Party shall call more than two (2) additional meetings per calendar year for the JSC under this Section 7.10 without the other Party’s consent.

7.11      The JSC shall, among its other authorities, have the authority to establish and appoint sub-committees, as the JSC deems necessary. All decisions of a subcommittee are subject to approval by the JSC. The JSC may prescribe rules of procedure for the foregoing subcommittees. In the event that any such other subcommittees fail to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the JSC.

7.12      Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the JSC a partner, agent or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the JSC shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the JSC, or the other Party.

8.         INFORMATION; REPORTING

8.1        RedHill shall be responsible for all activities relating to medical surveillance and pharmacovigilance within the Territory, including management of a safety database, preparation and filing of safety update reports, conducting post-authorization safety studies, literature search and signal detection.

8.2        Information.  Each Party shall promptly notify the other Party of receipt of information from a Governmental Authority that: (i) raises any material concern regarding the safety or efficacy of the Product, or would affect the Product Label and Insert, Promotion and/or sale of the Product; (ii) indicates a potential material liability for either Party relating to the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) is reasonably likely to impact

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the manner in which a Party satisfies its obligations hereunder. Cosmo shall promptly provide RedHill with copies of all material communications received from any Governmental Authority concerning the Product.

8.3        Adverse Experience Reporting.  Each Party shall give the other notice of any Product complaint it receives, including but not limited to any adverse drug experience (as defined in 21 CFR 314.80 or any successor provision thereto) of which it obtains information in accordance with the following procedure:

8.3.1    Information concerning any adverse drug experience associated with the Product shall be reported, as appropriate, to (i) RedHill’s call center which can be reached at 833-237-4455 or (ii) Cosmo’s call center which can be reached at _____________________________, within one (1) Business Day after initial receipt of such information;

8.3.2    Report’s shall contain: (i) the date the report was received by Cosmo; (ii) the name of the reporter; (iii) the address and telephone number of the reporter; and (iv) an indication of the adverse drug experience; and

8.3..3   All other Product complaints not covered by 5.2.1 above shall be reported to RedHill in writing within [***] after initial receipt of such information

9.         REPORTS

9.1        Until the end of the Full Royalty Term, RedHill agrees as follows:

9.1.1    Development Reports.  To keep Cosmo informed with respect to activities and progress regarding the development, commercialization, sublicensing, and government approvals of the Product. RedHill will provide [***] development reports within [***] following the close of each half-year period.

9.1.2    First Commercial Sale Report.  To report to Cosmo the date of the First Commercial Sale.

9.1.3    Royalty Reports. With respect to each Royalty payment pursuant to Section 6.2,  on a calendar quarterly basis within [***] following the end of each March, June, September and December, to deliver to Cosmo reports with respect to the period covered by the Royalty payment including the amount of Net Sales and/or Sublicense Consideration (if any) received from Products, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Consideration, and the total Royalties due based on Net Sales and Sublicense Consideration.

9.2        Final Report.  If this Agreement is terminated for any reason during the Full Royalty Term, RedHill shall deliver a final report and associated Royalty payment to Cosmo within [***] after such termination. Except as provided above, following termination, RedHill shall have no further reporting obligations under this Section 5.

10.       FINANCIAL PROVISIONS

10.1      Milestone Payments. RedHill will pay to Cosmo the following one-time milestone payments (such payments are due only once in respect of each milestone event actually achieved

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and are not payable per indication or per generation) after first achievement of each of the applicable milestones, as follows:

10.1.2 [***] Milestones

10.1.2.1           A one-time payment of [***] (the “First [***] Milestone Payment”), if Net Sales equal or exceed One Hundred Million US Dollars ($100,000,000)  during any calendar year during the Full Royalty Term.

10.1.2.2           A one-time payment of [***] (the “Second [***] Milestone Payment”), [***].

10.1.2.3           A one-time payment of [***] (the “Third [***] Milestone Payment”), plus [***].

10.1.3  Regulatory Milestones for [***]

10.1.3.1           Within [***] following commencement [***].

10.1.3.2           Within thirty [***] following [***].

10.1.3.3           Within thirty [***].

10.2      Up-Front Payment. Within [***] after the Effective Date, RedHill will issue to Cosmo in consideration for the commercialization rights in this agreement, American Depositary Shares (“ADSs”), each representing ten (10) Ordinary Shares, par value NIS 0.01 per share of RedHill, having an aggregate value equal to Twelve Million US Dollars ($12,000,000) based on the agreed ADS price of $7.0 for a total of 1,714,286 ADSs pursuant to a Subscription Agreement, dated the date hereof, among RedHill, Cosmo and Cosmo Pharmaceuticals NV,  (“Cosmo ADSs”), which ADSs shall be issued in the form of private placement and will be locked up for a period of hundred and eighty (180) days and registered under the name of Cosmo Technologies Ltd.

10.3      Royalty Payments.  During the Full Royalty Term, RedHill will pay Cosmo royalties (“Royalties”) equal to [***] of Net Sales.

10.4      Royalty Stacking.  RedHill may deduct from any payment due under this Agreement any amounts RedHill is required to pay to any third party in respect of the use of such third party’s intellectual property rights in order to exercise the License hereunder.

10.5      Due Dates for Payment.  All payments due pursuant to the provisions of Section 10.1.2 shall be due and payable to Cosmo on a calendar year basis within [***] following the end of the applicable year and all payments due pursuant to the provisions of Section 10.3 shall be due and payable to Cosmo on a calendar quarterly basis within [***] following the end of the applicable quarter.

10.6      Payment Method.  Any amounts due to Cosmo under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds in each case against the receipt of an appropriate invoice from Cosmo for same and shall be paid to an account designated in writing at least [***] in advance by Cosmo.  In the event such payment may require approval of any governmental authority, RedHill undertakes to file for approval promptly following the Effective Date and to effectuate prompt payment following receipt of the necessary approval.

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10.7      Taxes.  RedHill may deduct from amounts it is required to pay Cosmo pursuant to this Agreement an amount equal to that required by applicable law to be withheld by RedHill on behalf of Cosmo for or due on account of any taxes (other than taxes imposed on or measured by net income of RedHill) or similar governmental charge imposed by any jurisdiction based on such payments to Cosmo (“Withholding Taxes”) and such payment shall be deemed as payment to Cosmo in accordance with this Agreement.  RedHill will provide Cosmo a certificate evidencing payment of any Withholding Taxes.

10.8      Continuing Right.  Following the expiration of the Full Royalty Term, RedHill shall be entitled, in perpetuam, to continue to exploit the License in the Field in the Territory and, provided the manufacturing agreement continues in force, having to pay [***], if the relevant milestones/targets are achieved.

11.       RECORDS RETENTION AND AUDIT

11.1      Record Retention.  Until the expiry of the Full Royalty Term, RedHill will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Consideration, in sufficient detail to confirm the accuracy of Royalty payments made hereunder, which books, records and accounts will be retained for five (5) year after the end of the period to which such books, records and accounts pertain. For the avoidance of doubt, RedHill has no (a) duty of trust or other fiduciary relationship with Cosmo regarding the maintenance of the records or the calculation and reporting of royalties or (b) obligations to maintain any records except in accordance with its own document retention policy.

11.2      Audit.  Cosmo will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to RedHill and who agrees to be bound by a customary undertaking of confidentiality at least as restrictive as those in this Agreement, have access during RedHill's normal business hours, and upon reasonable prior written notice, to RedHill’s records as may be reasonably necessary to verify the accuracy of RedHill's Royalty Reports, for any period; provided, however, that Cosmo will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period.  The accounting firm shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit. The accounting firm will disclose to Cosmo only the results of its audit and not information pertaining to other businesses or activities of RedHill.  Any such audit shall not unreasonably interfere with the business of RedHill and shall be completed as expeditiously as possible.  Cosmo shall provide to RedHill a copy of the audit report within thirty [***] of its receipt thereof. Without derogating from the foregoing, Cosmo's audit rights shall be conducted no later than six (6) months following the final payment under this Agreement.  The costs of the audit are the responsibility of Cosmo provided that in the event that there is a shortfall of more than [***] in the payment due, and provided such five percent (5%) or more shortfall is verified by an additional (second) audit to be conducted by RedHill per section 11.3, the audit costs and all related travel costs, these latter up to a maximum cap of [***], will be covered by RedHill within [***] of billing.

11.3      Payment of Additional Amounts.  If the audit report shows that payments made by RedHill are in excess of the required payment, Cosmo shall pay RedHill the excess amount at the time it provides the copy of the audit report to RedHill. If the audit report shows that additional

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payments are owed by RedHill under this Agreement, RedHill shall, at its own cost, as expeditiously as possible conduct an additional (second) audit to verify Cosmo’s audit results, and, assuming the two audits reconcile, RedHill shall make such additional payments within [***] after the date on which such second accounting firm’s written report is delivered to RedHill. If the results of the two audits do not reconcile, the Parties shall, unless otherwise agreed, appoint a third independent auditor, who – on basis of the audit results achieved by the first two auditors and such additional investigations and reviews, which the third auditor may find to be required – shall conduct a third and final audit the result of which shall be applied by the Parties. The Parties shall equally share the costs of for the third audit to be conducted, unless the third audit substantially confirms the results of either party's individual audit in which case the audit costs and all related travel costs of such audit shall be paid by the other party.

11.4      Confidentiality.  Cosmo will treat all information subject to review under this Section 11 in accordance with the confidentiality provisions of Section 15 below.

12.       REPRESENTATIONS AND WARRANTIES

12.1      By Both Parties.  Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

12.1.1  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

12.2.2  Such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

12.2.3  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

12.2      By Cosmo.  Cosmo hereby further represents, warrants, and covenants to RedHill as of the Effective Date as follows:

12.2.1  The patents and patent applications identified on Annex A are all the patents and patent applications owned or controlled by Cosmo or any of its Affiliates, or in which Cosmo or any of its Affiliates has a licensable interest, that are necessary or useful for RedHill to use, offer to sell, sell and import the Products in the Territory.

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12.2.2  Cosmo has the sole legal and/or beneficial title to and ownership of the Patents and is the record owner of all patent applications and patents that comprise the Patents as is necessary to fulfill its obligations under this Agreement and to grant the License to RedHill pursuant to this Agreement, and the Licensed Intellectual Property and Technology is free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation).

12.2.3  Cosmo has not and during the term of this Agreement, provided that this Agreement expires due to the expiration of the Full Royalty Term, thereafter, shall not grant any rights to the Licensed Intellectual Property and Technology that conflict with the rights granted to RedHill hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) under the Patents, or to develop, use, sell, offer for sale or import Products under the Licensed Intellectual Property and Technology in the Territory.

12.2.4  To the best of Cosmo’s knowledge: a) the Licensed Know-How has not been misappropriated and is non-infringing; b) the exercise by RedHill of the License will not by itself infringe upon the patent or other intellectual property rights of any third party; c) no actions, suits, claims, disputes, or proceedings concerning the Licensed Intellectual Property and Technology are currently pending or have been threatened;  and  d) there are no legal actions or proceedings by a third party (including employees or former employees of Cosmo)  contesting the ownership or validity of the Licensed Intellectual Property and Technology or the Product or any part thereof.

12.2.5  No additional licenses to any patents (including patents owned or controlled by third parties) or know~~-~~how are required to develop, use or sell the Product. To the extent a license under any additional patents or related rights owned or controlled by Cosmo or any of its Affiliates or in which Cosmo or any of its Affiliates has a licensable interest is necessary in order to develop, use, sell, offer for sale or import Products, Cosmo or its Affiliates shall grant such a license to RedHill on a non-exclusive royalty-free basis for the purpose of exercising the License herein granted in the Territory.

12.2.6  Cosmo has not brought or threatened any claim against any third party alleging infringement of any Patent, nor, to its knowledge, is any third party infringing or, to its knowledge, preparing or threatening to infringe any patent, or practicing any claim of any patent application, comprising a Patent.

13.       LIMITATION OF LIABILITY.

Except in the case of a fraud or willful misrepresentation, breach of confidentiality obligations and indemnification for payments to third parties under Section 13, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

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14.       PATENTS

14.1      Patent Prosecution and Maintenance

14.1.1  Prosecution by Cosmo.  Cosmo undertakes and shall have the sole, exclusive and first right, at its own expense, to prosecute and maintain the Patents using counsel of its choice. All such prosecutions and filings shall be for the benefit of both Parties and shall identify Cosmo as the owner of the inventions described in the applications. Cosmo will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing prosecution. Cosmo shall not abandon or cease the prosecution of any of the Patents without first notifying RedHill in advance and providing it with the opportunity to assume responsibility for such Patents, providing RedHill with all information and documentation, including timely executing any powers of attorney or providing other documentation that RedHill might request that is necessary to continue the preparation, filing, prosecution and maintenance of such applications or registrations at RedHill’s expense and through patent attorneys of its choice.

The Parties shall cooperate and assist each other as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 14.1.1., including consulting as to the strategy and on all material issues relating to the prosecution, maintenance or extension of any relevant Patents. Each Party shall (i) keep the other Party currently informed of the status of and all steps to be taken in the preparation and prosecution of all applications filed by it (ii) furnish the other Party with copies of such applications, amendments thereto and other related material correspondence to and from patent offices, and (iii) to the extent reasonably practicable, permit the other Party an opportunity to offer its comments thereon and give such comments good faith consideration before making a submission to a patent office which could materially affect the scope or validity of the Patent coverage that may result. Such other Party shall offer its comments, if any, promptly. Cosmo shall be solely responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future with respect to the Patents in the Territory. Each Party shall reasonably cooperate, as requested by the other Party, to promptly and timely implement or effect such decisions. Notwithstanding the foregoing, the Parties shall coordinate their activities with respect to any patent term extension and foreign equivalents thereof with respect to all Patents in order to secure the optimal protection for the Product available under Applicable Law in the Territory. Cosmo shall be solely responsible for the selection and listing of Patents in the FDA’s publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”) with respect to Licensed Product.  Cosmo shall consult with RedHill regarding such activities to secure the optimal protection of the Product, but Cosmo shall have final, decision-making authority regarding such matters. On an overall basis, Cosmo shall use reasonable efforts to conduct any such activity including claims, comments and any other changes reasonably requested by RedHill to protect the Products contemplated to be sold under this Agreement.

14.2      Patent Enforcement.

14.2.1  Infringement Notice.  If Cosmo or RedHill determines that any Patent is being infringed by a third party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if Cosmo or RedHill determines that any Licensed Know~~-~~How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

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14.2.2  RedHill Enforcement.  RedHill will have the sole, exclusive and first right,  but not the obligation, to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation, all as RedHill shall deem appropriate in its sole discretion. RedHill will provide Cosmo with copies of all relevant documentation so that Cosmo will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Cosmo has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider Cosmo’s comments prior to a deadline, or RedHill must act to preserve the action, RedHill will be free to act without consideration of Cosmo’s comments, if any. RedHill shall, subject to recovery under Section 14.2.5, be solely responsible for all costs and expenses of such litigation undertaken by RedHill. RedHill agrees to inform Cosmo promptly if RedHill decides not to take infringement or misappropriation action in order for Cosmo to assume responsibility of infringement or misappropriation action to be taken as per Cosmo’s discretion.

14.2.3  Cosmo Enforcement.  In the event Cosmo does, at its discretion, undertake any infringement or misappropriation action, Cosmo will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for Cosmo to sufficiently consider RedHill’s comments prior to a deadline, or Cosmo must act to preserve the action, Cosmo will be free to act without consideration of RedHill’s comments, if any. Cosmo shall, subject to recovery under Section 14.2.5, be solely responsible for all costs and expenses of such litigation undertaken by Cosmo.

14.2.4  Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

14.2.5  Recovery.  Any amounts recovered in connection with or as a result of any action contemplated by Sections 14.2.2 and 14.2.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by RedHill in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales and payments will be due in respect of same pursuant to this Agreement.

14.3      Patent License

In the event that either or both of Cosmo or RedHill are sued by a third party alleging that the commercialization of a Product infringes upon any intellectual property rights of such third party, the Party being so sued shall immediately give the other Party notice of same and the Parties shall thereafter proceed as provided in Section 17.

Neither Party shall, without the consent of the other Party, which shall not be unreasonably delayed or withheld, enter into any settlement or compromise or consent to any judgment in respect of any claim related to rights licensed to RedHill under this Agreement.

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15.       CONFIDENTIALITY

15.1      Disclosure and Use Restriction.  The Parties agree that, during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

15.2      Confidential Information.  “Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)        was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(ii)       was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)      became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)      was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)       was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of Cosmo; provided that RedHill shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement on the terms provided in Section 15.3, including clause (iv) thereof.

15.3      Authorized Disclosure. Notwithstanding the provisions of Section 15.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)         made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided

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further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)        otherwise required by law or stock exchange rule;  provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as  trade secret;

(iii)       made by such Party to Regulatory Authorities as necessary for the development or commercialization of a medicinal product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 15.3(ii);

(iv)       made by such Party, in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(v)        made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

16.       PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by applicable law, regulation or securities exchange rule (including a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.  For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the Agreement so long as they do not describe the specific provisions hereof without approval from the other party.

17.       INDEMNIFICATION

17.1      Indemnification of Cosmo.  RedHill will defend and hold Cosmo and its directors, officers, employees and agents (“Cosmo Parties”) harmless from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of RedHill in performing any activity contemplated by this Agreement, (b) breach by RedHill of any

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representations, warranties, or covenants set forth in this Agreement and/or (c) Product liability; except to the extent a Loss arises from the (i) negligence or willful misconduct on the part of an Cosmo Party; or (ii) breach by Cosmo of any representations, warranties or covenants set forth in this Agreement.  RedHill shall, in addition, indemnify Cosmo against any losses, damages or liabilities from such claims (including reasonable attorneys’ fees and expenses) by paying the amount of any judgment awarded against Cosmo in connection with such claims.

17.2      Indemnification of RedHill.  Cosmo will defend and hold RedHill, its Affiliates, and their respective directors, officers, employees and agents (“RedHill Parties”), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of Cosmo; or (b) breach by Cosmo of any representations, warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a RedHill Party; (ii) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement. Cosmo shall, in addition, indemnify RedHill against any losses, damages or liabilities from such claims (including reasonable attorneys’ fees and expenses) by paying the amount of any judgment awarded against RedHill in connection with such claims.

Cosmo shall further be responsible for and shall indemnify and hold RedHill harmless in respect of:

17.2.1  All royalties and other payments existing under an agreement by which Cosmo is bound or any obligation undertaken by Cosmo, required to be paid to third parties in respect of the commercialization of the Products.

17.2.2  All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of Cosmo’s existing or former employees, consultants or shareholders, or any person named in Cosmo’s patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

17.3      Additional Licenses.  In the event that additional license(s) or rights or waivers with respect to intellectual property (irrespective of whether such is the intellectual property covered herein or any other intellectual property) are necessary to enable RedHill, its Affiliates or Sublicensees to exercise the License, and the receipt of same requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party’s intellectual property or a waiver with respect thereto, then RedHill shall, in addition to any other remedies available to it pursuant to this Agreement, applicable law or otherwise, effect a reduction in the Royalties payable to Cosmo hereunder by the amount of such third party payments (without derogating from any other deductions permitted herein, including on account of a Combination Product reduction).

17.4      Conditions to Indemnity.  Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within [***] after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in

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the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

18.       TERM AND TERMINATION

18.1      Term.  The term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

18.2      Termination.

18.2.1  Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to terminate the Agreement if such material breach is not cured. If such material breach is not capable of cure or if such material breach is capable of cure and is not cured within [***] after the receipt of such notice (or, if such material breach is capable of cure but cannot be cured within [***], if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

18.2.2  Voluntary Termination.  Each Party shall be entitled, in its sole discretion, to terminate this Agreement at any time on [***] written notice to the other Party, which notice may not be given earlier than [***] following the Effective Date.  Neither Party will be required to pay the other Party any compensation in respect of such termination. Upon termination of this Agreement, the License granted under this Agreement shall immediately terminate and, except as permitted in Section 18.3.1, RedHill will immediately cease any and all development and other activities regarding the Product.

Consequences of Termination

18.3.1  License.  Upon early termination of this Agreement, all rights granted to RedHill under Section 2.1 will terminate; provided that RedHill shall have a period of [***] after the date of termination to sell-off Product, subject to Royalties on such sales being duly paid to Cosmo.

18.3.2  Continuation following a Party’s Bankruptcy. The Parties agree that in the event that either Party becomes insolvent or makes a filing under bankruptcy or similar laws in any

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jurisdiction, the other Party shall have the protection afforded to the licensee under the United States Bankruptcy Code, including the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated. Furthermore, in the event Cosmo becomes insolvent or makes a filing under bankruptcy or similar laws in any jurisdiction, Cosmo will continue to supply RedHill with the Product. If Cosmos fails to supply the Product in sufficient quantity and adequate quality, including through a third party, Cosmos shall be deemed to have automatically granted RedHill an exclusive irrevocable, perpetual license with right to sublicense of all Cosmos Intellectual Property and Know-How (including relating to manufacturing) necessary, appropriate or useful for RedHill to manufacture or engage a third party to manufacture the Product for sale in the Territory and Cosmo shall immediately transfer all relevant methods, processes, and documentation necessary, appropriate or useful to RedHill and/or a third party designated by RedHill, and provide such material assistance for manufacture of the Product as RedHill or its third party manufacturer may reasonably require. If Cosmo subsequently demonstrates to RedHill’s satisfaction that it is capable of supplying the Product in sufficient quantity and adequate quality, RedHill will transfer the manufacture back to Cosmo.

18.3.3  Return of Information and Materials.  Upon termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes).

18.3.4  Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

18.3.5  Survival.  This Section 18.3 and Sections 13 and 15-19 of this Agreement will survive expiration or termination of this Agreement for any reason.

18.3.6  License Survival. Once the Full Royalty Term shall expire, RedHill shall be entitled to continue to sell the Product in the Field throughout the Territory without having to pay Royalties or any other amounts to Cosmo in respect of such activities subsequent to such date.

18.3.7 Continuation of Rights. Notwithstanding anything to the contrary herein, in the event of material breach of this Agreement by Cosmo, and without derogating from any of RedHill’s other rights at law, RedHill shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents for the exploitation of the License.

19.       MISCELLANEOUS

19.1      Assignment.  Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may  assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party

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successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates.  Any purported assignment or transfer in violation of this Section 19.1 will be void ab initio and of no force or effect.

19.2      Severability.  Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.3      Governing Law and Arbitration. This Agreement will be governed by and construed in accordance with the laws of England, without reference to any rules of conflicts of laws. In the event of any dispute arising out of or in connection with the present Agreement, the parties agree that such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce - ICC by a panel of three arbitrators appointed in accordance with the said Rules of Arbitration. The arbitrators shall apply English Law. The seat of arbitration shall be London and the language of the arbitration proceeding shall be English.

19.4      Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Cosmo, to:

Cosmo Technologies Ltd.

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If to RedHill, to:

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RedHill Biopharma Ltd.

21 Ha'arba'a Street

Tel-Aviv 64739

Israel

Email: adi@redhillbio.com

Fax: +972 (3) 541 3144

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the Business Day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile.  It is understood and agreed that this Section 19.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

19.5      Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

19.6      Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

19.7      Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

19.8      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.9      No Third Party Beneficiaries.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

19.10    Expenses. Except as expressly provided herein, each party shall each bear its own legal, accounting and other expenses in connection with this Agreement and the transactions contemplated hereby.

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19.11    Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

19.12    Force Majeure.  Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.  If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Cosmo Technologies Ltd.	RedHill Biopharma Inc.
Signature: /s/ [***]	Signature: /s/ Dror Ben-Asher
Name: [***]	Name: Dror Ben-Asher
Title: [***]	Title: Director

Signature: /s/ Micha Ben Horin
Name: Micha Ben Horin
Title: Director

Signature: /s/ Rick Scruggs
Name: Rick Scruggs
Title: COO

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ANNEX A

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